Exhibit 10.53
FIRST AMENDMENT TO THE
PEABODY ENERGY CORPORATION
AUSTRALIAN EMPLOYEE STOCK PURCHASE PLAN
     WHEREAS, Peabody Energy Corporation (the “Company”) previously adopted the Peabody Energy Corporation Australian Employee Stock Purchase Plan (the “Plan”) as a mirror plan to the Company’s United States employee stock purchase plan (the “U.S. Plan”);
     WHEREAS, pursuant to Section 7.1 of the Plan, the Company has the power to amend the Plan, subject to certain limitations set forth therein, and has delegated certain amendment authority to designated officers of the Company;
     WHEREAS, recently issued final regulations under Internal Revenue Code (“Code”) Section 423 require certain modifications to the U.S. Plan, and the Company desires to amend the Plan so that it continues to mirror the U.S. Plan;
     NOW, THEREFORE, the Plan is amended, effective January 1, 2010, as follows:
     1. Section 4.1(b) is amended to read as follows:
     (b) Except as limited in (e) and (f) below, the number of shares of Stock subject to the option will equal the number of shares of Stock that can be purchased at the exercise price specified in Section 4.2 with the aggregate amount credited to the Employee’s Option Account as of the Termination Date.
     2. Section 4.1 is amended to add a new paragraph (f) that reads as follows:
     (f) The number of shares of Stock that any Employee may purchase during an Offering Period shall not exceed the aggregate number of shares of Stock set forth in Section 1.5(a) of the Plan.
     3. The Plan shall otherwise remain unchanged and in full force and effect.

PEABODY ENERGY CORPORATION
/s/ Sharon D. Fiehler
Sharon D. Fiehler
Executive Vice President and Chief Administrative Officer